Exhibit 10.8

MASTER DIGITAL CURRENCY LOAN AGREEMENT

This Master Digital Currency Loan Agreement (“Agreement”) is made on this 16th Day of June, 2021 (“Effective Date”) by and between Argo Innovation Labs LLC (“Borrower”), a limited liability company organized and existing under the laws of the Vancouver, with its principal place of business at [700-401 West Georgia Street, Vancouver, British Columbia, Canada V6B 5A1], and Galaxy Digital LLC (“Galaxy” or “Lender”) a limited liability company organized and existing under the laws of the state of Delaware, with its principal place of business at 101 Hudson Street FL 21, Jersey City, NJ 07302.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender lend Digital Currency and/or Dollars to Borrower and Borrower will return such Digital Currency and/or Dollars, as set forth herein, to Lender upon the termination of the Loan.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.	Definitions

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a separate token. For the purposes of Section V, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time. A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution.

“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person;

“Authorized Agent” has the meaning set forth in Exhibit A.

1

“Borrow Fee” means the fee paid by Borrower to the Lender for the Loan.

“Borrowed Asset” means the Digital Currency or Dollars to be borrowed pursuant to this Agreement, as agreed upon by Borrower and Lender.

“Borrower” means Argo Innovation Labs LLC.

“Business Day” means a day on which Galaxy is open for business. Galaxy follows the New York Stock Exchange calendar of holidays.

“Callable Option” means the Borrower and Lender each have the option to redeliver or recall an Open Deal Loan at any time during the term of the deal.

“Cash Collateral” means Dollars that have been deposited as Collateral.

“Collateral” has the meaning set forth in Section IV(a).

“Confidential Information” means proprietary, confidential or private information, data or material (in whatever form maintained, whether documentary, computerized, electronic, oral or otherwise) disclosed by Borrower to Lender under or in connection with this Agreement, including, without limitation, (a) if in tangible form, such information, data or material marked as proprietary, confidential or private, (b) if oral, such information, data or material identified as proprietary, confidential, or private; or (c) in all cases, such information, data or material in any form, which upon receipt by Lender should reasonably be understood to be proprietary, confidential or private. Confidential Information includes, without limitation, any written statement of Borrower’s Net Asset Value provided to Lender, Borrower’s wallet addresses, and any Lending Request or Loan Term Sheet.

“Confirmation Protocol” means the requirement that the Transfer of a Digital Currency, may not be deemed settled and completed until (i) the transaction has been recorded in a block and a certain number of subsequent blocks have been added to the applicable blockchain using the Coinbase, Inc. protocol; or (ii) the transaction has met a different protocol for a specific Digital Currency agreed to by the parties and added hereto as Exhibit C. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Transfer of a Digital Currency will only be deemed settled and completed if the relevant transaction(s) is included in the current longest chain of the applicable blockchain.

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic

(ETC), or Litecoin (LTC), any Resulting Currency and any digital currency that the Borrower and Lender agree upon.

“Digital Currency Address” means an identifier of 26-34 alphanumeric characters that represents a possible destination for a Transfer of Digital Currency.

2

“Dollars” and “$” mean lawful money of the United States of America.

“Fees” mean the Borrow Fee and the Late Fee.

“Fork” means a permanent divergence in the relevant Digital Currency block chain, that commonly occurs when non-upgraded nodes can’t validate blocks created by upgraded nodes that follow newer consensus rules.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hard Fork” has the meaning set forth in Section V.

“Late Fee” has the meaning set forth in Section III(b).

“Lender” means Galaxy Digital LLC.

“Lien” means any security interests, liens, mortgages, hypothecations, pledges, claims (pending or threatened), rights of first refusal, charges, escrows, encumbrances or similar rights.

“Loan” means a request for a loan or an actual loan of Digital Currency and/or Dollars made pursuant to and subject to this Agreement.

“Loan Documents” shall mean this Agreement, all Lending Requests and all exhibits and schedules hereto.

“Loan Effective Date” means the date upon which a Loan begins.

“Maturity Date” means the date upon which a Loan is terminated.

“Open Deal” means a Loan without a Maturity Date where Borrower may redeliver the Digital

Currency and/or Dollars and Lender to may recall the Digital Currency and/or Dollars at any time, subject to this Agreement.

“Recall Delivery Day” shall mean the second (2nd) calendar day from the Recall Request Day unless otherwise agreed to and defined in the relevant Loan Term Sheet.

“Resulting Currency” means a Digital Currency issued as a result of a Hard Fork.

3

“Specified Entity” means in relation to Borrower, any Affiliate

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section XXIII.

“Term Deal” means a Loan with a pre-determined Maturity Date, where only Borrower can return the Digital Currency and/or Dollars prior to maturity.

“Transfer” shall mean, as applicable, the delivery of Digital Currency or Dollars, as applicable, by Lender or Borrower hereunder.

II.	General Operation.

(a)	Loans of Digital Currency and/or Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request the Lender to make a Loan to Borrower in a specified amount of Digital Currency and/or Dollars (the “Borrowed Asset”), and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan.

(b)	Loan Procedure

From time to time during the Term of this Agreement, on a Business Day (the “Request Day”) an Authorized Agent of Borrower may by email directed to lending@galaxydigital.io, request from Lender a Loan of a specific amount of Digital Currency and/or Dollars (a “Lending Request”) in the form of the Loan Term Sheet attached as Exhibit B. Lender shall by email directed to alex@argoblockchain.com, pwall@argoblockchain.com, inform Borrower whether Lender agrees to make such a Loan by 5:00 pm New York time on the day of receiving a Lending Request. If Borrower does not receive an email informing it of Lender’s agreement within such period, Borrower’s Lending Request is withdrawn.

As part of its Lending Request, Borrower shall provide the following information:

(i)	The type of Digital Currency requested;

(ii)	the amount of Digital Currency and/or Dollars requested;

(iii)	whether the Loan is a Term Deal or an Open Deal;

(iv)	the Loan Effective Date;

(v)	the Maturity Date (if a Term Deal); and

(vi)	the other information on the Loan Term Sheet

4

If Lender agrees to make a Loan, Lender shall commence transmission to either (x) the Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of US Dollars, as applicable, as such Digital Currency Address or bank wire instruction is set forth in the Lending Request on or before the Request Day, or such other time and day as may be agreed between the Lender and the Borrower from time to time.

The specific and final terms of a Loan shall be memorialized using the Loan Term Sheet. In the event of a conflict of terms between this Master Loan Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern.

(c)	Callable Option

Applicable to Open Deal Loans, Lender may at any time from 9:00 am until 5:00 pm New York time on a Business Day (the “Recall Request Day”) exercise the Callable Option and recall all or any portion of a Digital Currency loaned to Borrower (the “Recall Amount”). Borrower will then have until 5:00 pm New York time on the “Recall Delivery Day”, to deliver the Recall Amount. In the event a Market Disruption Event is in effect on any Recall Delivery Day, the Recall Delivery Day will be extended fifteen (15) days. If a Market Disruption Event is still in effect at the end of such fifteen (15) day period, Borrower shall immediately transfer available funds an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) Calendar Days including and prior to the Market Disruption Event in the borrowed Digital Currency (the “Market Disruption Spot Rate”). For purposes of this Agreement, “Market Disruption Event” means any event, circumstance, occurrence or condition that is beyond Borrower’s control that restricts Borrower from delivering the Recall Amount in the normal course by exercising commercially reasonable efforts, including, for example, 51% attacks in which any Liquidity Exchange limits transfers, mining of empty blocks, no blocks being produced at all, or any Liquidity Exchange being censored by miners.

Borrower may at any time from 9:00 am until 5:00 pm New York time on a Business Day (the “Redelivery Day”) exercise the Callable Option and deliver all or any portion of any Digital Currency loaned to Borrower.

(d)	Termination of Loan

Loans will terminate:

(i)	If a Term Deal, upon redelivery by Borrower of the Digital Currency and/or Dollars at the Maturity Date or sooner;

(ii)	If a Term Deal prior to the Maturity Date, upon redelivery by Borrower of the Digital Currency and/or Dollars: (1) with the written approval of Lender, in its sole discretion; and (2) subject to Section III (c) below;

5

(iii)	If an Open Deal, upon redelivery by Borrower of the Digital Currency and/or Dollars once the Borrower or Lender exercises the Callable Option; or

(iv)	At the end of the Term as set forth in Section XXIII.

(e)	Redelivery of Borrowed Digital Currency

Upon termination of a Loan according to this Agreement, the Borrower shall commence redelivery of the borrowed Digital Currency and/or Dollars on or before 5:00 pm New York time of the applicable Business Day (i.e., the Maturity Date, the Recall Delivery Day, or the Redelivery Day). In the event a Market Disruption Event is in effect on such Business Date, such Business Date will be extended fifteen (15) Business Days. If a Market Disruption Event is still in effect at the end of such fifteen (15) day period, Borrower shall repay on the Maturity Date an amount in Dollars equal to the Market Disruption Spot Rate.

(f)	Redelivery in an Illiquid Market

If the market in the borrowed Digital Currency becomes Illiquid (as defined below), Borrower may repay the Loan in Dollars at the Illiquid Market Spot Rate (as defined below). The market in the borrowed Digital Currency is “Illiquid” if the seven-day average daily trading volume across each of the top three exchanges reporting prices for the borrowed Digital Currency (as measured by the 30-day average daily trading volume on the Loan Date) (the such exchanges, the “Liquidity Exchanges”) has decreased by 90% from the date of the Loan Term Sheet to the Maturity Date, or if the borrowed Digital Currency ceases to be listed on any of the Liquidity Exchanges. If the market is Illiquid, Borrower shall repay on the Maturity Date or on the Recall Delivery Date an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) Calendar Days including and prior to the determination of an Illiquid market in the borrowed Digital Currency (the “Illiquid Market Spot Rate”). Notwithstanding the forgoing or anything in this Agreement to the contrary, Borrower may always satisfy its repayment or delivery obligations in this Agreement by repaying or delivering the applicable amount of borrowed Digital Currency.

(g)	Acts by Governmental Authorities and Changes in Applicable Laws.

If because of enforcement actions by Governmental Authorities of competent jurisdiction or changes in Applicable Laws (“Government Restrictions”), a party’s ability to transfer or own a Digital Currency that has been the subject of a Loan or Loans is eliminated, materially impaired or declared illegal:

(1)	if possible under the Government Restrictions and a Market Disruption Event is not in effect, including, without limitation, during any notice or grace period, Borrower shall repay to the Lender any outstanding balance of such Digital Currency and any accrued but unpaid Fees, such repayment to be made solely in the Digital Currency, unless otherwise agreed to in writing by the Parties;

6

(2)	if return is not possible under the Government Restrictions, Borrower shall repay Lender an amount in Dollars equal to the volume-weighted average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time each day) of the borrowed Digital Currency during the 15-day period prior to the effective date of the Government Restrictions.

III.	Borrow Fees and Transaction Fees.

(a)	Borrow Fee Calculation

When a Loan is executed, the Borrower will be responsible to pay the Borrow Fee as agreed to in the relevant Loan Term Sheet, the Borrow Fee shall be annualized but calculated daily on the basis of a 360-day year for the actual number of days elapsed and is subject to change if agreed to in writing by Borrower and Lender. The Borrow Fee shall be payable, unless otherwise agreed to in writing by the Borrower and Lender, in the applicable Digital Currency. The Borrow Fee with respect to Dollar Loans shall be paid in Dollars.

Lender shall calculate any Borrow Fees owed on a daily basis and provide Borrower with the calculation upon request.

(b)	Late Fee

For each Calendar Day in excess of the Maturity Date or the Recall Delivery Day (whichever is applicable) in which Borrower has not returned any Digital Currency, Borrower shall incur an additional fee (the “Late Fee”) of 3% (annualized, calculated daily) of the notional amount of the Loan in addition to the Borrow Fee. The Late Fee shall be payable, unless otherwise agreed by the Borrower and Lender, in the applicable Digital Currency or in Dollars if the Loan was in Dollars. No Late Fee will be charged during any Market Disruption Event.

(c)	Early Termination Fees

For Term Deals, if Borrower repays the loaned Digital Currency prior to the Maturity Date, Borrower shall pay to Lender a fee equal to fifty percent (50%) of the Loan Fee that would have accrued from the date of the repayment until the Maturity Date of the Loan (the “Early Termination Fee”). The Early Termination Fee is due with the repayment of the loaned Digital Currency.

7

(d)	Payment of Borrow Fees and Late Fees

An invoice for Borrow Fees and any Late Fees (the “Invoice Amount”) shall be sent out monthly by Lender and shall include any Borrow Fees incurred from the previous month. Borrower shall have up to seven (7) Business Days to submit payment for the invoice (the “Invoice Due Date”). Fees unpaid by the Invoice Due Date shall also become subject to the Late Fee commencing the day after the Invoice Due Date.

(e)	Application of Payments

Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the Loan to which such payment is to be applied. In the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply the payment in such manner as it may determine to be appropriate in its sole discretion.

(f)	Application of Insufficient Payments

If at any time insufficient amounts are received by the Lender to pay fully all amounts of principal, Fees, and other amounts then due and payable hereunder, such Digital Currency and/or Dollars payment received shall be applied (i) first, to pay Fees then due and payable hereunder, (ii) then, to pay principal then due and payable hereunder, and (iii) then, to pay other amounts then due and payable under this Agreement. In no event shall payments by Borrower in one Digital Currency and/or Dollars be applied by Lender to pay of obligations outstanding with respect to a Loan in another Digital Currency and/or Dollars.

(g)	Non-Business Days

If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and, in the case of any payment accruing Fees such Fees shall be payable for the period of such extension.

(h)	Computations

Fees shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable. For purposes of calculating Fees, Digital Currencies shall be deemed to have been Transferred by one party to the other when the applicable Confirmation Protocol for the relevant Digital Currency has been completed. If the requirements of the Confirmation Protocol are not met by 5:00 -pm New York Time, the Transfer shall be deemed to have been made on the following Business Day. Calculation of Fees shall be based on the date when the relevant Transfer is deemed to have occurred.

8

(i)	Taxes

(1)	All Taxes assessed on Borrower with respect to the Borrowed Amount shall be paid by Borrower.

(2)	No Loans made under this Agreement shall be treated as a taxable disposition under Internal Revenue Code section 1001.

IV.	Collateral Requirements

(a)	Collateral

Borrower shall provide as collateral an amount of U.S. Dollars or Digital Currency to be determined and agreed upon by the Borrower and Lender (“Collateral”) and memorialized using the Loan Term Sheet attached as Exhibit B. The Collateral will be defined as a percentage of the value of the borrowed Digital Currency and/or Dollars, such value determined by a spot rate agreed upon in the Loan Term Sheet. Lender shall be entitled to use the Collateral to conduct its digital currency lending and borrowing business, including transferring the Collateral to other non-Galaxy bank accounts, or for any other purpose not prohibited by this Agreement.

Borrower shall assign and pledge to Lender all Collateral required to be provided pursuant to this Agreement, and shall grant a first priority security interest therein, a Lien thereon, and in the event of a default hereunder a right of set-off against any amounts owed by Lender to Borrower pursuant to this Agreement. Further, all Collateral provided by Borrower shall be subject to a general lien and a continuing first priority security interest, in each case securing the discharge of all obligations and liabilities of the Borrower, whether now existing or hereafter arising (including any interest and fees that may accrue after the commencement by or against the Borrower of any bankruptcy, insolvency, reorganization or similar proceeding), and irrespective of whether or not Lender has made any advances in connection with such Collateral, and irrespective of the number of accounts Borrower may have with Lender.

Lender shall hold, and be in control of, all Collateral in a custodial account provided by a third-party custodian (“Custodian”). The Custodian shall hold such Collateral in an account in the name of the Lender which shall be considered, for the purposes of the Agreement as titleholder, lienholder, and entitlement holder of the Collateral until redelivery of the Loan (along with due interest) by the Borrower.

(b)	Margin Calls

If during the term of a Loan the value of the Borrowed Asset increases relative to the Collateral, such that the Collateral becomes valued at a rate less than the Margin Call Rate for Collateral indicated on the Loan Term Sheet as measured by the spot rate published on Coinbase Pro, or if such Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Margin Call Spot Rate”), then Lender shall have the right to require Borrower to contribute additional Collateral (the “Additional Collateral”) so that the total amount of Collateral is valued at a level equal to or greater than the Margin Call Rate.

9

If Lender requires Borrower to contribute Additional Collateral, it shall send an email notification (the “First Notification”) to the Borrower at the email address indicated in Section XV that sets forth: (i) the Margin Call Spot Rate and (ii) the amount of Additional Collateral required based on the Margin Call Spot Rate.

Borrower shall have twenty-four (24) hours from the time Lender sends such First Notification to (x) respond and send payment to Lender in accordance with subsection (d) below, or (y) respond that the spot rate as indicated on Coinbase Pro or Kraken, as applicable, has decreased sufficiently such that it is no longer at or above the Margin Call Spot Rate. If Lender agrees by email that Borrower’s response according to (y) above is correct then no other action is required by Borrower.

If Lender fails to agree by email with Borrower’s response in accordance with (y) by 5:00 P.M. New York time the day of the First Notification, then the Lender has rejected the Borrower’s response and the Lender’s original demand for Borrower to Contribute Additional Collateral is reinstated.

Notwithstanding the above procedures, if at any time the value of the Borrowed Asset increases relative to the Collateral, such that the Collateral becomes valued at a rate less than the Urgent Margin Call Rate indicated on the Loan Term Sheet, even where a Margin Call Notification has already been sent pursuant to the procedures in (x) and (y) above, then Lender shall have the right to require Borrower to contribute Additional Collateral within twelve (12) hours from the time that Lender initially sent the First Notification pursuant to the procedures identified in (x) and (y) above. If an Urgent Margin Call Rate is not specified on the Loan Term Sheet, then the foregoing paragraph shall not apply.

Failure to provide Additional Collateral in the full amount provided in the First Notification shall give Lender the option to declare an Event of Default. If Borrower fails to respond to the First Notification within twenty-four (24) or twelve (12) hours, as applicable, or Lender rejects Borrower’s response pursuant to (y) above, whether affirmatively by email or by non-reply as set forth above, Lender may (but is not obligated to) send a second email notification (the “Second Notification”) repeating the information in provisions (i) and (ii) in the paragraph above.

(c)	Margin Refund

If during the term of a Loan the value of the Borrowed Asset decreases by the Margin Refund Rate, if any, indicated on the Loan Term Sheet as measured by the spot rate published on Coinbase Pro, or if the Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Collateral Return Spot Rate”) over the spot rate indicated in the Loan Term Sheet,

10

Borrower shall have the right to require Lender to return a portion of Collateral so that the Collateral is valued at the same percentage indicated in the Loan Term Sheet relative to the value of the Borrowed Asset at the Collateral Return Spot Rate (the “Collateral Return Amount”).

If Borrower requires Lender to provide the Collateral Return Amount, it shall send an email notification to the Borrower at the email address indicated in Section XV that sets forth: (i) the Collateral Return Spot Rate and (ii) the Collateral Return Amount required based on the Collateral Return Spot Rate.

Lender shall have twenty-four (24) hours from the time Borrower sends such notification to (x) respond and send payment to Borrower in accordance with subsection (e) below, or (y) respond that the spot rate as indicated on Coinbase Pro or Kraken, as applicable, has increased sufficiently such that it is no longer at or above the Collateral Return Spot Rate. If Borrower agrees by email that Lender’s response according to (y) above is correct then no other action is required by Lender.

(d)	Default or Failure to Return Loan

In the event that Borrower does not return the Loan upon Termination or in the event of default pursuant to Sections VII of this Agreement, Lender shall transfer that portion of the Collateral from the Collateral Account to Lender’s operating account necessary for the payment of any liability or obligation or indebtedness created by this Agreement, including, but not limited to using the

Collateral to purchase the relevant Digital Currency to replenish Lender’s supply of the relevant Digital Currency or to purchase Dollars to replenish Lender’s supply of the same.

(e)	Return of Collateral

Upon Borrower’s redelivery of the Loan and acceptance of Lender of the Borrowed Digital Currency into Lender’s wallet address as provided herein, with such delivery being confirmed on the relevant Digital Currency blockchain ten (10) times, Lender shall initiate the return of Collateral to a bank account in the name of Borrower or any Digital Currency posted as collateral to the Borrowers wallet address. Borrower’s return of any loaned Digital Currency must satisfy Galaxy’s Bank Secrecy Act and Anti-money Laundering obligations.

(f)	Cross-Defaults

The occurrence of an Event of Default with respect to a single Loan shall constitute an Event of Default with respect to all outstanding Loans.

11

V.	Hard Fork

(a)	Notification

In the event of a Hard Fork or an Airdrop in the blockchain for any loaned Digital Currency or Collateral, Lender shall provide email notification to Borrower.

(b)	No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork or an Airdrop with regards to any loaned Digital Asset or Collateral, any outstanding Loans will not be immediately terminated.

(c)	Redelivery of Borrowed Digital Currency

Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork for any loaned Digital Currency in such Digital Currency protocol or an Applicable Airdrop (the “New Tokens”), and Borrower will receive the same benefit and ownership rights for any Digital Currency provided as Collateral.

For purposes of this agreement, a Hard Fork or Airdrop will have been deemed to have occurred if any two of the following four conditions are met:

•	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the hash power mining the relevant Digital Currency on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the hard fork). The source for the relevant Digital Currency hash power will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, bitinfocharts.com, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the hash power of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

•	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average market capitalization of the relevant Digital Currency (defined as the total value of the relevant Digital Currency) (calculated as a 30-day average on such date). The source for the relevant Digital Currency market capitalization will be coinmetrics.io(or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the market capitalization of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

12

•	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1% of the average 24-hour trading volume of the relevant Digital Currency (calculated as a 30-day average on such date). The source for the relevant Digital Currency 24-hour trading volume will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the 24-hour trading volume of the New Token will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

•	Wallet Compatibility: the New Token is supported by either BitGo wallets, Fireblocks wallets, or CME Constituent Exchanges within 30 days of the Hard Fork or Applicable Airdrop.

If the Hard Fork or Applicable Airdrop meets the criteria above for any loaned Digital Currency, Borrower will have up to 10 days from the Hard Fork or Applicable Airdrop determination to pay Lender. Borrower can reimburse Lender for the value of the New Tokens with any combination of a one-time Digital Currency payment of the relevant Digital Currency reflecting the amount of the New Token due using the agreed upon spot rate at the moment of repayment, returning the loaned Digital Currency so that Lender can split the tokens themselves, sending the New Tokens directly to Lender, or a Dollar cash payment at the agreed upon spot rate of the New Token at the time of repayment.

If the Hard Fork or Applicable Airdrop meets the criteria above for any Collateral, Lender will have up to 30 days from the Hard Fork or Applicable Airdrop determination to pay Borrower. Lender, in its sole discretion may reimburse Borrower for the value of the New Tokens with any combination of a one-time Digital Currency payment of the relevant Digital Currency reflecting the amount of the New Token due using the agreed upon spot rate at the moment of repayment or a Dollar cash payment at the agreed upon spot rate of the New Token at the time of repayment.

VI.	Representations and Warranties.

(a) The Borrower represents to the Lender on the date hereof and on the date of each Loan Request made to the Borrower hereunder that each of this Agreement has been duly and validly authorized, executed and delivered on behalf of the Borrower and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies) and will not contravene (a) the constitutive documents of Borrower, (b) any Applicable Law, and (c) any judgment, award, injunction or similar legal restriction.

13

(b) Each party represents that no license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement or for the legality, validity or enforceability thereof against such party.

(c) Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan or any Digital Currency or funds received hereunder.

(d) Lender represents and warrants that it has or will have at the time of transfer of any Digital Currency, the right to lend such Digital Currency subject to the terms and conditions hereof, that it owns the Digital Currency, free and clear of all liens and that the Digital Currency has been acquired in accordance with all Applicable Laws.

(e) Borrower represents and warrants that it has or will have at the time of return of any Digital Currency, the right to transfer such Digital Currency subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement and that the Digital Currency that it will return has been acquired in accordance with all Applicable Laws.

(f) Borrower represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(g) Lender represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(h) The Borrower and Galaxy acknowledge and agree that (i) Custodian is a “securities intermediary” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of Delaware (the “DEUCC”), and is acting in such capacity with respect to any Loan pursuant to this Agreement, (ii) any accounts utilized for purposes of this Loan Agreement, including but not limited to any Digital Currency Address, shall be deemed to be a “securities account” within the meaning of Article 8 of the DEUCC, (iii) all property and assets held in or credited from time to time in any securities account (including without limitation Digital Assets and cash) will be treated as “financial assets” for purposes of Article 8 of the DEUCC, and (iv) Galaxy’s “securities intermediary’s jurisdiction” within the meaning of Article 8 of the DEUCC is Delaware.

14

VII.	Default.

It is further understood that the following defaults shall constitute events of default hereunder and are hereinafter referred to as an “Event of Default” or “Events of Default”:

(a)	the failure of the Borrower to return any Borrowed Amount or pay any Borrow Fees when due hereunder;

(b)	a material default in the performance by Borrower of any of the other agreements, conditions, covenants, provisions or stipulations contained in any of the Loan Documents;

(c)	any failure of the Borrower to provide Additional Collateral pursuant to Section IV(b);

(d)	any failure of the Borrower to pay Lender with regards to either a Hard Fork or an Airdrop pursuant to Section V;

(e)	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against the Borrower and shall not be dismissed within thirty (30) days of their initiation; or

(f)	any representation or warranty made in any of the Loan Documents proves to be untrue in any material respect as of the date of making or deemed making thereof;

VIII.	Other Default Events.

(a)	Regulatory

Borrower fails to obtain, (ii) loses, (iii) has withdrawn from it or (iv) fails to obtain renewal of any necessary license or regulatory authorization from any relevant Governmental Authority, which results in Borrower becoming prohibited from operating its business or entering into or performing any Loan under this Agreement.

(b)	Government

(i)  Borrower (1) becomes subject to or is a defendant in any investigation, proceeding or action relating to, (2) is indicted for or (3) is convicted of (x) any felony or (y) any other crime or potential crime relating to securities, investment management or Virtual Currency Transactions or involving fraud or breach of trust; (ii) Borrower becomes subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined below); or (iii) Borrower returns any borrowed Digital Currency that does not satisfy Galaxy’s Bank Secrecy Act and Anti-money Laundering obligations. For purposes of this Agreement, “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

15

(c)	Change in Law

After a Loan is entered into, (i) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (ii) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a party to such Loan determines in good faith that such Loan has become illegal.

(d)	Decline in Net Asset Value

Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 25% or more from Borrower’s Net Asset Value as of the last Business Day of the immediately preceding calendar month; (ii) Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 50% or more from Borrower’s Net Asset Value as of the last Business Day of the third calendar month immediately preceding such day; or (iii) Borrower’s Net Asset Value declines by 50% or more from Borrower’s Net Asset Value as of the last Business Day of any calendar month in the immediately preceding calendar year;

(e)	Failure to Deliver Statement of Net Asset Value

Borrower fails to deliver a written statement of its Net Asset Value on or before the required delivery date specified in Section XI, and such failure is not remedied within 2 Business Days following notice from Lender of such failure; or

(f)	Key Person Event

A Key Person ceases to be actively involved in or responsible for the management or investment decision making of Borrower (a “Key Person Event”) and such Key Person shall not have been replaced by another person or persons to whom Galaxy has not made a written objection following written notice from Borrower of such change in Key Person, where “Key Person” means Peter Wall.

IX.	Remedies.

Upon the occurrence and during the continuation of any Event of Default pursuant to Section VII or Other Default Event pursuant to Section VIII (referred to herein collectively as “Any Default Event”), the Lender may, at its option, (a) declare all Borrowed Amounts outstanding hereunder due and payable, (b) terminate this Agreement upon notice to Borrower, and (c) exercise all other rights and remedies available to the Lender hereunder, under applicable law, or in equity; provided, that upon any Event of Default all Borrowed Amounts and the amount of any Fees then outstanding hereunder shall automatically become and be immediately due and payable.

16

X.	Limitation of Liability

EXCEPT FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOST PROFITS, COST OF COVER OR OTHER SPECIAL DAMAGES, IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY LOAN DOCUMENTS HERETO.

XI.	Documents to be Delivered.

As soon as practicable after the execution of this Agreement, and within 150 calendar days after the end of each fiscal year, Borrower shall provide a copy of its annual report containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.

Borrower shall also provide a copy of monthly statements that include Borrower’s Net Asset Value (i) within five (5) Business Days after the end of each calendar month; and (ii) upon the occurrence of a Default Event pursuant to Section VIII(d) or VIII(e).

XII.	Rights and Remedies Cumulative.

No delay or omission by the Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

XIII.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency and/or Dollars hereunder, the Borrower shall pay to the Lender upon demand all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs incurred by the Lender in connection with the enforcement of its rights hereunder.

17

XIV.	Passwords and Security.

Each party is responsible for maintaining adequate security and control of any and all passwords, private keys, and any other codes that it uses to Transfer or receive Digital Currencies hereunder. Each party will be solely responsible for the private keys that it uses to make the Transfers and maintaining secure back-ups. Each party will promptly notify the others of any security breach of its accounts, systems or networks as soon as possible. Each party will cooperate with the other party in the investigation of any suspected unauthorized Transfers or attempted Transfers using a party’s account credentials or private keys, and any security breach of a party’s accounts, systems, or networks, and provide the other party with the results of any third-party forensic investigation that it may undertake. Each party will be responsible for any unauthorized Transfers made utilizing its passwords, private keys, and any other codes it uses to make or receive Transfers.

XV.	Governing Law; Dispute Resolution.

This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York applicable to contracts made and to be performed wholly within such State, without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

XVI.	Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or to the respective address set forth below:

Lender:

Galaxy Digital LLC

101 Hudson Street Fl 21 Jersey City NJ 07302

Attn: Andrew Siegel

Email: Andrew.Siegel@galaxydigital.io

Borrower:

Argo Innovation Labs LLC

700-401 West Georgia Street, Vancouver, British

Columbia, Canada V6B 5A1

Attn: Peter Wall

Email: pwall@argoblockchain.com

18

Either party may change its address by giving the other party written notice of its new address as herein provided.

XVII.	Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both parties hereto.

XVIII.	Entire Agreement.

This Agreement and each exhibit referenced herein constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements.

XIX.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of Lender.

XX.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XXI.	Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

19

XXII.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXIII.	Term and Termination.

The Term of this Agreement shall commence on the date hereof for a period of one year, and shall automatically renew for successive one-year terms annually, unless either party provides notice of a desire to terminate the contract no less than ten (10) days prior to the end of such one-year period. The foregoing notwithstanding, this Agreement may be terminated as set forth in Section IX or upon 30 days’ notice by either party to the other.

In the event of a termination of this Agreement, all outstanding Loans shall be deemed terminated and any loaned Digital Currency shall be redelivered immediately and any fees owed shall be payable immediately.

XXIV.	Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement and any Order are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXV.	Confidentiality

Borrower may disclose Confidential Information to Lender. Lender will keep such Confidential Information strictly confidential and will not (a) divulge, provide or permit access to such Confidential Information to any person without Borrower’s prior written consent and (b) use Confidential Information for any purpose other than to make Loans to Borrower. Upon the termination or expiration of this Agreement, or upon Borrower’s request, Lender will return such Confidential Information to Borrower without maintaining a copy of such Confidential Information. This Section XXIV will survive termination or expiration of this Agreement without limitation.

[signature page follows]

20

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER:

GALAXY DIGITAL LLC

By:	/s/ Joe McGrady
Name:	Joe McGrady
Title:

BORROWER

ARGO INNOVATION LABS LLC

By:	/s/ Peter Wall
Name:	Peter Wall
Title:

21

EXHIBIT A

Authorized Agents. The following are authorized to deliver Lending Requests on behalf of Borrower in accordance with Section 3 hereof:

Name:

Email:

Name:

Email:

Borrower may change its Authorized Agents by notice given to Lender as provided herein.

22